AMENDED EXHIBIT A

NAME OF FUND                                             EXPENSE CAP          EFFECTIVE DATE     EXPENSE CAP TERM
                                                       (OF AVERAGE NET
                                                           ASSETS)
First Trust/Dow Jones Dividend & Income Allocation          1.20%               05/01/2012          05/01/2016
Portfolio Class I

First Trust/Dow Jones Dividend & Income Allocation           .95%               05/01/2014          05/01/2016
Portfolio Class II

First Trust Multi Income Allocation Portfolio               1.20%               05/01/2014          05/01/2016
Class I

First Trust Multi Income Allocation Portfolio                .95%               05/01/2014          05/01/2016
Class II



 Effective March 9, 2015.